Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 of our report dated March 29, 2018, relating to the consolidated financial statements of CNOOC Limited and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of CNOOC Limited for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

Deloitte Touche Tohmatsu

/s/ Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

April 20, 2018